Hubsai, Inc.

Hubsai is the most secure, non-cloud home automation platform that makes smart home ownership simple, affordable and fun!


Hubsai
Smart Homes Simplified™
Investor Presentation | Mike Ghodoosian, ceo@hubsai.com

Invest

$99.06 minimum investment

Deadline January 25, 2021
in a month

Share Price
$0.78

Total Raised
$1,221

Valuation
$12,789,240

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Introduction

Hubsai is the smart home solution for homeowners wanting a simple, low-tech way to securely automate their home.

What we offer

- DIFM smart home installation and support with top-tier smart devices
- An easy-to-use iOS/Android app to control the entire smart home
- A non-cloud platform that reduces hacker and privacy risk

How customers benefit

For a low, affordable monthly subscription, Hubsai eliminates the frustration and confusion typically experienced when the average consumer attempts to create and maintain an end-to-end smart home environment.

Hubsai
Smart Homes Simplified

In addition to single-family homeowners, Hubsai also provides seamless home automation for multi-location property owners and multifamily property owners managing numerous buildings and units.

DEAL HIGHLIGHTS

- Revenue for the US smart home market is projected to reach over $41B by 2023. The smart home vendor landscape, however, remains fragmented and unsecure with no clear choice for non-technical homeowners wanting to automate their homes.
- Hubsai is not only well-positioned to provide this choice for consumers via direct sales and installer/reseller channels, but also plans to roll out a smart home services delivery platform for telecoms and ISPs that can rapidly scale and grow the community of Hubsai users.
- With customer privacy as our priority, Hubsai stores homeowners' information on the local Hubsai Hub rather than on a public cloud. Unlike other smart home automation platforms, we are designed to provide a worry-free, positive experience for homeowners transitioning to smart home technology.

PROBLEM

Problem


The smart home challenge for consumers:
Lack of smart device interoperability
Degree of technical skill required
Concerns about privacy and hacking
Hubsai
Smart Homes Simplified
Confidential and proprietary. © Hubsai, Inc. 2020. All rights reserved.

Problem


Creating frustration & poor user experience
1st floor thermostat
water leak detectors
front door lock
video cameras
1st floor lights
motion sensors
2nd floor lights
garage door opener
8 apps to control a basic single-family smart home setup!
Hubsai
Smart Homes Simplified
Confidential and proprietary. © Hubsai, Inc. 2020. All rights reserved.

SOLUTION

Solution



The solution
The Hubsai software platform powers an ecosystem of smart home devices from trusted brands to deliver:
Interoperability
Hubsai supports Z-Wave, Zigbee, Wifi, and Bluetooth, so regardless of protocol all smart devices installed on the platform are seamlessly controlled by a single app.
Ease-of-Use
Customers choose from a portfolio of top-tier integrated smart devices. Users never need to download plugins or set up complex rules to support devices. Automatic software and firmware updates keep the Hubsai ecosystem up and running 100% of the time.
Privacy
Government-grade authentication for secure connections. No third-party access to homeowner data. Runs locally, eliminating cloud latency and hacker risk.
Hubsai
Smart Homes Simplified
Confidential and proprietary. © Hubsai, Inc. 2020. All rights reserved.

Solution



Unique Hubsai app features
App Store
Google Play
Multi-Hub
Multiple smart home locations can be controlled from a single app.
Home Map
All connected devices are displayed by room in a single view.
Dashboard
See the status of all devices in a single view for quick access.
Device/Camera Split Screen
On a single screen for locks and garage openers, view device status and camera live feed.
Hubsai
Smart Homes Simplified
Confidential and proprietary. © Hubsai, Inc. 2020. All rights reserved.

BUSINESS MODEL

Hubsai has set up 3 distinct sales channels to rapidly grow the business:

- Direct consumer sales
- Distributor sales (resellers, builders, and installers)
- Direct multifamily sales.

We are targeting to have our first 1,000 installs completed by the end of Q2 2021. Hubsai makes a modest margin on the devices sold plus a fee per installation. Recurring revenue is based on a SaaS monthly subscription model. Customers pay a monthly subscription ranging from $9.99 per month for a Starter Kit install to $39.99 per month for SMB/Multi-location customers.

MARKET

Market



The US smart home market 2017-2023
Revenue
in million US$
15,870
19,646
23,577
24,972
30,770
36,148
41,339
2017
2018
2019
2020
2021
2022
2023
Energy Management
Comfort and Lighting
Home Entertainment
Control and Connectivity
Security
Smart Appliances
Revenue 2020
Energy Management US$2,130.2m
Comfort and Lighting US$3,024.1m
Home Entertainment US$3,004.0m
Control and Connectivity US$5,930.7m
Security US$6,680.8m
Smart Appliances US$4,201.9m
Revenue 2023
Energy Management US$3,477.2m
Comfort and Lighting US$5,739.6m
Home Entertainment US$4,585.8m
Control and Connectivity US$8,591.2m
Security US$11,199.0m
Smart Appliances US$7,745.8m
Hubsai
Smart Homes Simplified
Confidential and proprietary. © Hubsai, Inc. 2020. All rights reserved.

Market



Opportunity for Hubsai:
The smart home market gap*
Full Service/ Security Monitoring Providers
DIFM
Hubsai fills a massive gap in a $11.1B market
DIY
Smart Home Vendors
Full Service Providers:
High installation costs
Expensive long-term contracts
High pressure sales
Low quality support
Hubsai's Do It For Me:
Low installation costs
Term is customer dependent
Future-proof platform
High quality support
Do It Yourself Vendors:
No provider installation
Platform longevity unknown
Product interoperability traps
Hit and miss support
Hubsai
Smart Homes Simplified
*The Hubsai solution covers: Control & Connectivity + Comfort & Lighting + Energy Management
Confidential and proprietary. © Hubsai, Inc. 2020. All rights reserved.

PROGRESS

We have installed Hubsai at a number of successful consumer, multifamily, and SMB beta sites. The Hubsai app is available for download from the App Store and Google Play. We have packaged and are ready to bring to market 3 product solutions for consumers, multifamily property owners, and SMBs:

Progress



3 Hubsai Offerings
For Homeowners
Hubsai Smart Home Starter Kit
For Multifamily
Hubsai Smart Water Leak Detection
Common Area
Apt. 1
Apt. 2
Apt. 3
Apt. 4
Apt. 5
Apt. 6
For SMBs / Multi-Location
Hubsai Smart Building
Hubsai Smart Home STARTER KIT

TEAM

Team



Hubsai
Mike Ghodoosian CEO
VP Vice President – R&D
CG Marketing REP
DM West Coast Sales Director
FN CFO
IT & HR Outsourced
JP Development Engineer iOS
DA Marketing
East Coast Sales Director
AL Project Mgr
A.S. AI Eng
AS Android Dev.
JN UI Engineer
RS Automation Engineer





Mike Ghodoosian
Founder and CEO

Mike drives the strategic vision of Hubsai, in addition to the company's product roadmap, and partnerships, which include strategic relationships with Assa Abloy (the Yale and August lock brands), Amcrest, and Fibaro. Before Hubsai, Mike founded and led several startups, including MGH, an AI and IoT-industrial automation startup, and Universal Responses, a B2B survey data management platform. As Director of Global Accounts at Siemens, Mike was responsible for the Microsoft, Intel, HP, and SunMicro accounts with frequent C-level interactions. He holds a degree in Mechanical Engineering, and an MBA from Notre Dame de Namur University.

Fernando Narvaez
Chief Financial Officer

Highly accomplished senior executive that brings a wealth of finance and corporate management knowledge and over 15 years of International P&L management, strategy development and a proven track record of driving revenue and managing relationships with current and potential investors.

Prior experience includes roles in Fortune 500 companies such as Oracle Corporation where he oversaw the Finance portion of North America Cloud business. Fernando has also been involved with Startups Growth, raising funds from institutional investors and Merger & Acquisitions transactions.

—
TESTIMONIALS

A testimonial emailed to us by a recently installed customer
"Your existing cameras and motion sensors already proved very useful last night. At 2:30AM I was awakened by a call from BAY Alarm, who told me that one of their motion sensors (independent from the Hubsai equipment) signalled an alarm. I quickly opened the Hubsai app, looked at all four cameras and the Hubsai motion sensors, saw that all was well, and was able to tell Bay Alarm that they could cancel the notification to the police. I then monitored the cameras for another 20 minutes, saw that there was no one in the building, and went back to sleep. Your product is great, and saved us a costly police visit (which Berkeley charges for if a false alarm)."

Joel
a Bay Area SMB customer

Hubsai currently has a 4.7 rating on the App Store. Here are a few of the reviews posted:

2 Months with the Hubsai app and loving it!
"My family was skeptical at first about setting up a smart home. But when one of my daughters came home after dark one night and could turn on entry lights and unlock the front door before getting out of the car, she was sold. She ordered more smart lights for her own room which we could easily add to our Hubsai environment and app. It's easy to use, well designed, and adding or moving devices is a piece of cake! "

Vitoria R.
7/27/20

A must have in today's home
"I have used apps with similar purpose and functions before but Hubsai really brings all together for a non tech-savvy guy like me. It's easy and quick to use. It's versatile and in my humble opinion, it's a cut above the other apps I have used before. I admit I have not yet utilized all its functions and capabilities but I'm on my way there."

Hamid KR
7/26/20

Well polished for nascent home automation
"App is well polished. I like that there is the ability to easily integrate with popular devices out there. Love the option to see the garage and control it cause I always forget if my garage is closed when I leave and that alone saves so much time and money having to loop back to check."

SR-LMUE
7/24/20

Recommend to all
"Recently I got this app. It's super user-friendly, and it's nice to have everything in one place where I can be rest assured about the safety and electricity of my home. I would recommend this to people who want everything in one place and a few easy touches to control your house and its safety."

Shawn Shagh
7/12/20

Fantastic solution for a single home
"I don't often write reviewers unless I'm unhappy about something. However, I couldn't resist writing a positive review for Hubsai. Amazing platform that connects all home devices. Finally I can go to one platform to have it all. Very intuitive, connects seamlessly, and easy to use. Love this!"

SeanD4467
6/28/20

ADVISORS AND INVESTORS

Leadership


Hubsai Leadership
Mike Ghodoosian
Founder & CEO
CEO of KEMG, Universal Responses, EVP of Sales at Aluma Tower and Director of Global Accounts at Siemens. Expertise in industrial automation, IoT and AI.
Dr. Hossein Eslambolchi
Advisory Board Member
Chairman & CEO of 2020 Venture Partners. Technical Advisor to Facebook 2016-19. Prior CEO at AT&T Bell Labs. Holds 1,200+ patents. Awarded AT&T Fellow.
Nikolas Markou
Advisory Board Member
Head of AI/ML at Electi Consulting. Previous Principal Engineer at Data Synthesis EU and Yodiwo Greece - 2016 winner of the MIT Startup Greece competition.
Mojtaba Janatpour
Advisory Board Member
Managing member of Next Level Architecture. 30-year veteran of multifamily property construction. Prior research scientist at GE and holder of several process patents.
Alan King
Advisory Board Member
Founder and President of Alan King and Company, now SitusAMC, a provider of advisory, outsourcing, and technology solutions to the real estate finance industry.
Hamid Farzaneh
Advisory Board Member
CEO and Cofounder of Alea Labs, a Silicon Valley startup developing smart devices for HVAC systems. Previous CEO and Cofounder of Sensoplex, gait technologies leader.
Hubsai
Smart Homes Simplified
Confidential and proprietary. © Hubsai, Inc. 2020. All rights reserved.

USE OF PROCEEDS

If the offering's maximum amount of $1,069,999 is raised:

Use	Value	% of Proceeds
Compensation for managers	$224,699	21.0%
Working Capital	$106,999	10.0%
Salespeople	$342,399	32.0%
Marketing	$128,399	12.0%
R&D	$215,073	20.1%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Hubsai, Inc.. This offering must raise at least $10,000 by January 25, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Hubsai, Inc. may issue additional securities to raise up to $1,069,999, the offering's *maximum*.

$1,221 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,768,255 shares

× $0.78 per share

$13,859,239 implied valuation

PITCH DECK


Hubsai
Smart Homes Simplified™
ceo@hubsai.com
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FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

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UPDATES

Nov 24, 2020 • Primary offering of 1,371,794 shares at $0.78

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